As filed with the Securities and Exchange Commission on June 27, 2025

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

J.JILL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	45-1459825
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

4 Batterymarch Park Quincy, MA 02169	02169
(Address of Principal Executive Offices)	(Zip Code)

J.Jill, Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan

(Full title of the plan)

Mark Webb

Executive Vice President, Chief Financial and Operating Officer

4 Batterymarch Park

Quincy, MA 02169

(Name and address of agent of service)

(617) 376-4300

(Telephone number, including area code, of agent for service)

COPIES TO:

J. Steven Patterson, Esq.

Mayme B. F. Donohue, Esq.

Hunton Andrews Kurth LLP

2200 Pennsylvania Avenue NW

Washington, DC 20037

Tel: (202) 955-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On March 14, 2017, J.Jill, Inc. (the “Company”) filed a registration statement on Form S-8 (File No. 333-216687) (the “Initial S-8”), relating to the registration of 2,237,303 shares of the Company’s common stock, par value $0.01 per share (“common stock”) to be issued from time to time in accordance with the J.Jill, Inc. 2017 Omnibus Equity Incentive Plan (as amended and restated and amended to date, the “Plan”). On June 14, 2018, the Company filed a registration statement on Form S-8 (File No. 333-225642) (the “2018 S-8”) to register an additional 2,000,000 shares of common stock pursuant to the Plan. On April 9, 2019, the Company filed a registration statement on Form S-8 (File No. 333-230777) (the “2019 S-8”) to register an additional 329,961 shares of common stock pursuant to the Plan. On June 21, 2021, the Company filed a registration statement on Form S-8 (File No. 333-257235) (the “2021 S-8”) to register an additional 380,000 shares of common stock pursuant to the Plan. On June 29, 2023, the Company filed a registration statement on Form S-8 (File No. 333-273016) (together with the Initial S-8, the 2018 S-8, the 2019 S-8, and the 2021 S-8, the “Prior Registration Statements”) to register an additional 750,000 common shares pursuant to the Plan.

On June 3, 2025, the Company’s stockholders approved the amended and restated Plan, which increased the maximum number of shares of common stock authorized and reserved for issuance from 2,043,453 to 2,793,453. Pursuant to General Instruction E to Form S-8 the Company is filing this registration statement on Form S-8 for the purpose of registering an additional (i) 750,000 shares of common stock to be issued from time to time in accordance with the Plan and (ii) 614,805 shares of common stock to be issued from time to time in accordance with the Plan after having become reallocated to the Plan resulting from the “recycling” provisions of the Plan, which provide that unissued shares of common stock subject to certain forfeited, canceled, terminated or expired equity awards, and shares of common stock delivered to, or retained by, the Company to satisfy applicable tax withholding obligations of certain equity awards, may be reissued under the Plan. Pursuant to General Instruction E to Form S-8, the Company incorporates by reference herein the contents of the Prior Registration Statements to the extent not modified or superseded hereby or by any subsequently filed document incorporated by reference herein or therein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Not required to be filed with the Securities and Exchange Commission (the “Commission”).

Item 2.	Company Information and Employee Plan Annual Information*

Not required to be filed with the Commission.

* The document(s) containing the information specified in this Part I will be sent or given to participants in the Plan, as amended effective as of June 3, 2025, in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.	The Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2025, filed with the Commission on April 1, 2025 (the “2024 Form 10-K”);

2.	The portions of the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on April 9, 2025, that are incorporated by reference into Part III of the 2024 Form 10-K;

3.	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 3, 2025, filed with the Commission on June 11, 2025;

4.	The Company’s Current Report on Form 8-K filed with the Commission on February 27, 2025, March 28, 2025, June 3, 2025, June 6, 2025 and June 24, 2025; and

5.

The description of the Common Stock set forth in the Company’s Registration Statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, on March 7, 2017, and any amendment or report filed for the purpose of updating any such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information included in such documents that is furnished pursuant to Items 2.02 or 7.01 of Form 8-K, including any related exhibits under Item 9.01 of Form 8-K included with such information, unless otherwise indicated therein), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Company, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Company’s certificate of incorporation, as amended, provides for indemnification by the Company of its directors, officers and employees to the fullest extent permitted by the DGCL.

Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such a provision may not eliminate or limit the liability of (i) a director or officer for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director under Section 174 of the DGCL regarding liability for unlawful payment of dividends or unlawful stock repurchases and redemptions, (iv) a director or officer for any transaction from which the director or officer derived an improper personal benefit or (v) an officer in any action by or in the right of the corporation. The Company’s certificate of incorporation, as amended, provides for such limitation of liability in the case of the Company’s directors, but does not limit the liability of the Company’s officers.

The Company maintains standard policies of insurance under which coverage is provided (a) to its directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to the Company with respect to payments which may be made by the Company to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.

The Company has entered into customary indemnification agreements with its executive officers and directors that provide them, in general, with customary indemnification in connection with their service to the Company or on its behalf.

Item 8.	Exhibits

Exhibits

4.1	Certificate of Incorporation of J.Jill, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Form 10-K, filed on April 28, 2017 (File No. 001-38026)).

4.2	Certificate of Amendment to the Certificate of Incorporation of J.Jill, Inc. (incorporated by reference from Exhibit 3.1 to the Company’s Form 8-K, filed on November 9, 2020 (File No. 001-38026)).

4.3	Bylaws of J.Jill, Inc. (incorporated by reference from Exhibit 3.2 to the Company’s Form 10-K, filed on April 28, 2017 (File No. 001-38026)).

5.1*	Opinion of Hunton Andrews Kurth LLP as to legality of the Common Stock.

23.1*	Consent of Grant Thornton LLP, independent registered public accounting firm.

23.3*	Consent of Hunton Andrews Kurth LLP (included in Exhibit 5.1 to this Registration Statement).

24.1*	Powers of Attorney (included on signature pages of this Part II).

99.1	J.Jill, Inc. Amended and Restated 2017 Omnibus Equity Incentive Plan (incorporated by reference from Exhibit 10.1 to the Company’s Form 8-K, filed on June 6, 2025 (File No. 001-38026)).

107*	Filing Fee Table.

*	Filed herewith.

Item 9. Undertakings

A. The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fees Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, J.Jill, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Quincy, state of Massachusetts, on June 27, 2025.

J.JILL, INC.

By:	/s/ Mark Webb
	Name:	Mark Webb
	Title:	Executive Vice President, Chief Financial and Operating Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints Kathleen Stevens, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him and her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Securities and Exchange Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment or any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he or she might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement and Power of Attorney have been signed on June 27, 2025, by the following persons in the capacities indicated.

Signature	Title

/s/ Mary Ellen Coyne	Chief Executive Officer, President and Director
Mary Ellen Coyne	(Principal Executive Officer)

/s/ Mark Webb	Executive Vice President, Chief Financial and Operating Officer
Mark Webb	(Principal Financial Officer)

/s/ James Guido	Vice President, Chief Accounting Officer
James Guido	(Principal Accounting Officer)

/s/ Michael Rahamim	Chairman of the Board of Directors
Michael Rahamim

/s/ Courtnee Chun	Director
Courtnee Chun

/s/ Michael Eck	Director
Michael Eck

/s/ Shelley Milano	Director
Shelley Milano

/s/ Jyothi Rao	Director
Jyothi Rao

/s/ Michael Recht	Director
Michael Recht

/s/ Andrew Rolfe	Director
Andrew Rolfe